SUBORDINATION AGREEMENT

THIS SUBORDINATION AGREEMENT (“Subordination Agreement”) is made this 22nd day of May, 2013, under the laws of the State of Delaware, between JUSTIN YORKE, as the representative of the bridge lenders (the “Senior Lenders’ Representative”) listed on Exhibit A attached hereto (the “Senior Lenders”), whose legal address is 4 Richland Place, Pasadena, California 91103 and RICHARD GILES, whose legal address is 6300 Sagewood Drive, Suite 400, Park City, Utah 84098 (the “Junior Lender”).

Recitals:

A.

Junior Lender owns and holds a senior subordinated promissory note in the principal amount of

$1,000,000 dated April 15, 2011 (the “Subordinated Note”) made by Heatwurx, Inc. (the “Company”).

B.

The Company is in need of bridge financing of $1,000,000.  As a condition to the financing, the Senior Lenders require that the Secured Party execute and deliver this Subordination Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.

Subordination of Junior Lender’s Interest.

Junior Lender agrees that its security interest and all of Junior Lender’s rights thereunder shall at all times be inferior and subordinate to the Senior Lender’s security instrument and the Collateral stated therein, including any extensions, renewals, or modifications up to a maximum amount of $1,000,000, plus interest and all costs and expenses related thereto. Junior Lender consents without possibility of revocation, and accepts all provisions, terms and conditions of the Senior Lender’s “Security Instruments,” which include the Security Agreement and Secured Promissory Note of even date herewith.

2.

Assignment.

This Subordination Agreement shall be binding upon and inure to the benefit of the Junior Lender and Senior Lenders, and their respective successors, assigns, trustees, receivers, administrators, personal representatives, legatees, and devisees.

3.

Governing Law.

This Subordination Agreement shall be governed by the laws of the State of Delaware.

4.

Reliance.

This Subordination Agreement can be relied upon by all persons having an interest in the Collateral or in the Senior Lender’s “Security Instrument.”

5.

Notice.

Any notice or other communication to be provided under this Subordination Agreement shall be in writing and sent to the parties at the addresses set forth herein, or at such other addresses as the parties may designate in writing from time to time.

6.

Entire Agreement.

This Subordination Agreement and any related documents represent the complete and integrated understanding between Junior Lender and Senior Lenders pertaining to the terms and conditions of this Subordination Agreement. Any waiver, modification, or novation of this agreement must be in writing, executed by the Senior Lender’s Representative, or its successors or assigns, or Junior Lender, or its successors or assigns.

7.

Waiver or Jury Trial.

Junior Lender and Senior Lenders hereby waive any right to trial by Jury in any action arising out of, or based upon this Subordination Agreement.

8.

Acceptance.

Senior Lenders and Junior Lender acknowledge that they have read, understand, and agree to the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

JUNIOR LENDER:

/s/ Richard Giles

Richard Giles

SENIOR LENDERS’ REPRESENTATIVE

/s/ Justin Yorke

Justin Yorke